Exhibit 10.4


            GENERAL MARITIME CORPORATION CHANGE OF CONTROL SEVERANCE
                           PROGRAM FOR U.S. EMPLOYEES


      The Board of Directors of General Maritime Corporation ("General Maritime") recognizes that the possibility of a Change of Control and the uncertainty it creates may result in the inability to recruit qualified employees or the loss or distraction of qualified employees of the Company to the detriment of General Maritime and its shareholders.

      The Board considers the avoidance of such inability, loss and distraction to be essential to protecting and enhancing the best interests of General Maritime and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of General Maritime and its shareholders without risk that employees might be distracted or concerned by the personal uncertainties created by the perception of an imminent or occurring Change of Control.

      In addition, the Board believes that it is consistent with the Company's employment practices and policies and in the best interests of General Maritime and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

      Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change of Control.

      Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

      1. Establishment of Plan. As of the Effective Date, the General Maritime Change of Control Severance Program for U.S. Employees (the "Plan") is hereby established as set forth in this document.

      2. Definitions. As used herein the following words and phrases shall have the following respective meanings:

         (a) "Associate" means any regular, full-time, shore-based employee of the Company based in an office in the United States.

         (b) "Base Salary" means the amount a Participant is entitled to receive as salary on an annualized basis, excluding all bonus, overtime and incentive compensation, payable by the Company as consideration for the Participant's services.

         (c) "Board" means the Board of Directors of General Maritime.

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         (d) "Bonus Amount" means the cash bonus on an annualized basis earned by the Participant in the fiscal year immediately preceding the year in which his or her employment was terminated, including any amounts which are deferred.

         (e) "Cause" means any termination of a Participant's employment because of any of the following events:

              (i) any act or failure to act by the Participant involving fraud, theft or embezzlement;

              (ii)    the willful and continued failure of the Participant to
                      (A) perform substantially the Participant's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) or (B) the Participant's failure to follow the directions of an officer of the Company to whom such Participant reports or of the Board of Directors;

              (iii) the willful engagement by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

              (iv) the Participant's conviction of (or a plea of nolo contendere to) a crime that constitutes a felony or other crime involving moral turpitude, in either case within the meaning of applicable law.

         (f) "Change of Control" means the first to occur of any of the following events:

              (i) any "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or "group" (within the meaning of
                      Section 13(d)(3) of the Exchange Act), other than Peter C. Georgiopoulos or entities which he directly or indirectly controls (as defined in Rule 12b-2 under the Exchange
                      Act), acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the Voting Stock of General Maritime;

              (ii) the sale of all or substantially all of General Maritime's assets in one or more related transactions to a "person" (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) other than such a sale (x) to a subsidiary of General Maritime which does not involve a change in the equity holdings of General Maritime or (y) to Peter C. Georgiopoulos or entities which he directly or indirectly controls;

              (iii) any merger, consolidation, reorganization or similar event of General Maritime, as a result of which the holders of the Voting Stock of General Maritime immediately prior to such merger,


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                      consolidation, reorganization or similar event do not
                      directly or indirectly hold at least fifty-one percent (51%) of the Voting Stock of the surviving entity;

              (iv) a majority of the members of the Board of Directors are no longer Continuing Directors; as used herein, a "Continuing Director" means any member of the Board of Directors who was a member of such Board of Directors as of the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director; or

              (v) General Maritime adopts any plan of liquidation or dissolution providing for the distribution of all or substantially all of its assets.

                For purposes of the Change of Control definition, "General Maritime" shall include any entity that succeeds to all or substantially all of the business of General Maritime and "Voting Stock" shall mean capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of a corporation.

         (g) "Code" means the Internal Revenue Code of 1986, as amended.

         (h) "Committee" means, subject to Section 13, the Compensation Committee of the Board.

         (i) "Company" means General Maritime and its direct and indirect subsidiaries and their respective successor entities.

         (j) "Date of Termination" shall have the meaning given in Section 4(b).

         (k) "Disability" means, in connection with any termination of a Participant's employment, a disability entitling him or her to long-term disability benefits under any applicable long-term disability plan of the Company, or in the absence of any such plan, the Participant's inability to perform his or her duties and responsibilities customary for an employee in the Participant's position for such period or periods as the Committee may determine, whether or not continuous, due to physical or mental incapacity or impairment as reasonably determined by a qualified physician.

         (l) "Effective Date" means April 25, 2005.

         (m) "Good Reason" means, with respect to any Participant, the occurrence of any of the following events after a Change of Control, without the Participant's prior written consent: (i) a reduction in the Participant's Base Salary; (ii) a material diminution in the Participant's positions, duties, reporting relationships or authorities in comparison to the positions, duties, reporting relationships or authorities of the Participant immediately prior to the Change of

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Control; (iii) an assignment of the Participant to an office more than fifty
(50) miles from the location where the Participant was based and performed services immediately prior to the Change of Control, or (iv) a breach by the Company of any material provision of the Plan.

         (n) "Participant" means an Associate who meets the eligibility requirements of Section 3.

         (o) "Plan" means the General Maritime Corporation Change of Control Severance Program for U.S. Employees.

         (p) "Qualifying Termination" means a termination of a Participant's employment within two (2) years following a Change of Control, in the case of Tier 1 Participants and, within one (1) year following a Change of Control, in the case of Tier 2 Participants, (i) by the Company other than for Cause, death or Disability or (ii) by the Participant for Good Reason.

         (q) "Release" shall have the meaning given in Section 4(h).

         (r) "Severance Benefit" shall have the meaning given in Section 4(b).

         (s) "Tier 1 Participants" means the Associates designated on Schedule I attached hereto.

         (t) "Tier 2 Participants" means all Associates other than (i) Tier 1 Participants and (ii) Associates who have entered into a written employment agreement with the Company as of the date of a Change of Control which provides for Associate compensation in the event of any termination of the Associate's employment following a change of control by the Company without cause or by the Associate for good reason, each as defined in such agreement.

         (u) "Year of Service" means a twelve (12) month continuous period of employment or a portion of such period, including periods of authorized vacation, authorized leave of absence and short-term disability leave, with the Company or its predecessors or successors rounded up to the nearest whole number.

      3. Eligibility. Unless otherwise determined by the Committee, each Associate (other than Associates who have entered into a written employment agreement with the Company as of the date of a Change of Control which provides for Associate compensation in the event of any termination of the Associate's employment following a change of control by the Company without cause or by the Associate for good reason, each as defined in such agreement) who is an Associate on the date of a Change of Control shall be a Participant in the Plan.

      4. Severance Benefits.

         (a) Right to Severance Benefit. A Participant shall be entitled to receive from the Company a Severance Benefit in the amount provided in Section 4(b) if a Participant's employment is terminated due to a Qualifying Termination.

         (b) Severance Benefits. In the event that a Participant's employment is terminated due to a Qualifying Termination, the Company shall pay such Participant, within fifteen (15)

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days of the date such termination takes effect (the "Date of Termination") or, if later, on the date the Participant's Release ceases to be revocable, a lump sum in cash (the "Severance Benefit") equal to (i) the sum of such Participant's then current Base Salary and Bonus Amount multiplied by (ii) 2 for Tier 1 Participants and 1 for Tier 2 Participants. For purposes of this Section 4(b), the then current Base Salary shall be determined immediately prior to the Qualifying Termination (without regard to any reductions therein which constitute Good Reason for termination by such Participant).

         (c) Key Employees. Notwithstanding anything herein to the contrary, with respect to any Participant who is a "specified employee" within the meaning of Section 409A(a)(2)(b)(i) of the Code, the benefit under Section 4(b) hereof shall be paid no earlier than the six-month anniversary of such Participant's termination of employment.

         (d) Maximum Severance Benefit. Notwithstanding Section 4(b) above, the maximum amount payable under Sections 4(b) and (c) shall be the amount required in order for the Plan to comply with Section 2510.3-2(b)(1)(ii) of the Department of Labor Regulations.

         (e) Other Benefits Payable. Nothing in the Plan shall prevent or limit a Participant's continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company for which a Participant and/or a Participant's dependents may qualify. Amounts that are vested benefits or that a Participant and/or a Participant's dependents are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company shall be payable in accordance with such plan, program, arrangement or policy. The Severance Benefit provided pursuant to Section 4(b) above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock incentive plans, life insurance plans, health plans, disability plans or similar or successor plans.

         (f) Certain Reduction of Payments by the Company.

             (i) For purposes of this Section 4(g): (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to the Plan or otherwise;
(ii) "Severance Payment" shall mean a Payment paid or payable pursuant to the Plan (disregarding this Section 4(g)); (iii) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) "Reduced Amount" shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Severance Payments without causing any Payment to be nondeductible because of Section 280G of the Code.

             (ii) The Committee shall select, in its discretion, a nationally recognized accounting firm (the "Accounting Firm") to make the determinations contemplated by this Section 4(g). Anything in the Plan to the contrary notwithstanding, in the event that the Accounting Firm determines that receipt of all Payments would subject a Participant to tax under

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Section 4999 of the Code, the aggregate Severance Payments to the Participant shall be reduced (but not below zero) to meet the definition of Reduced Amount.

             (iii) If the Accounting Firm determines that aggregate Severance Payments to the Participant should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Severance Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Severance Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within fifteen (15) days of his or her receipt of notice. If no such election is made by the Participant within such fifteen (15)-day period, the Company may elect which of such Severance Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Severance Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section 4(g) shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Severance Payments as are then due to the Participant under the Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Severance Payments as become due to the Participant under the Plan.

             (iv) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to the Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to the Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of a Participant shall be repaid to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by a Participant to the Company if and to the extent such repayment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or result in a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

             (v) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4(g) shall be borne by the Company.


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         (g) Release and Waiver. Notwithstanding any other provision of the
Plan, the right of a Participant to receive severance benefits hereunder shall be subject to the execution and non-revocation by the Participant of a release and waiver substantially in the form attached hereto as Exhibit A (a "Release") within twenty-one (21) days or, if applicable, forty-five (45) days after receipt of such Release from the Company.

      5. Full Settlement. Subject to Section 4(g), the Company's obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of the Plan. The Company shall pay as incurred (within fifteen (15) days following the Company's receipt of an invoice from a Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to the Plan), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, that the Company shall not be obligated to reimburse a Participant for legal fees and expenses incurred in connection with a claim that is frivolous or maintained in bad faith and in such event the Company shall be entitled to recoup any such fees and expenses which it has already paid on behalf of the Participant.

      6. Controlling Law. The Plan shall be governed by the laws of the State of New York, without reference to the principles of conflicts of law.

      7. Amendments; Termination. General Maritime and the Board reserve the right to amend, modify, suspend or terminate the Plan at any time; provided that no such amendment, modification, suspension or termination after the occurrence of a Change of Control that has the effect of reducing or diminishing the right of any Associate, shall be effective without the written consent of the Associate.

      8. Assignment. General Maritime shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of General Maritime to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to General Maritime, all of the obligations of General Maritime under the Plan. It is a condition of the Plan, and all rights of each person eligible to receive benefits under the Plan shall be subject hereto, that no right or interest of any such person in the Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.


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      9. Withholding. The Company may withhold from any amount payable or benefit provided under the Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

      10. Gender and Plurals. Wherever used in the Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

      11. Plan Controls. In the event of any inconsistency between the Plan document and any other communication regarding the Plan, the Plan document controls.

      12. Terms of Employment. Until the occurrence of a Change of Control, neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Associate, or any person whomsoever, the right to be retained in the service of the Company, and all Associates shall remain subject to discharge to the same extent as if the Plan had never been adopted.

      13. Post-Change of Control Committee. The Plan shall be administered by the Committee, provided that in the event of an impending Change of Control, the Committee may appoint a person independent of the Company or persons operating under its control or on its behalf to be the Committee effective upon the occurrence of a Change of Control and such Committee shall not be removed following a Change of Control. The decision of the Committee upon all matters within the scope of its authority shall be conclusive and binding on all parties.

      14. Benefits Claims and Appeals. The Committee shall establish a claims and appeals procedure. The Committee shall have full discretionary authority to determine the amount and timing of any benefit to be paid under the Plan. Unless otherwise required by applicable law, such procedures will provide that the Participant has not less than sixty (60) days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Committee, and that the Committee must respond in writing within sixty (60) days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information the Participant must supply in order to perfect a claim for benefits.

      15. Indemnification. To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

      16. Joint and Several Liability. General Maritime and each of its direct and indirect subsidiaries shall be jointly and severally liable for all obligations of the Company under the Plan.


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Exhibit A
---------

                                     Release

         (a) General Release. In consideration for the Severance Benefit and the other benefits provided to the Participant under the General Maritime Change of Control Severance Program (the "Plan"), the Participant, to the fullest extent permitted by law, hereby waives, releases, and discharges the Company, together with its current and former officers, directors, agents, employees, subsidiaries, affiliated entities, related entities, attorneys, any other representatives, and successors in interest (collectively referred to as the "Company"), jointly and severally, from any claims and any causes of action arising in the course of or out of or otherwise relating to the Participant's employment with the Company or the termination of the Participant's employment with the Company under any state and federal statutes, including the Age Discrimination in Employment Act, 29 USC Sec. 621 et seq., and under the common law. The Participant and the Company intend that, to the fullest extent permitted by law, these waivers, releases, and discharges will be a general release, will extinguish any claims and any causes of action, will preclude any lawsuit or any other legal claim by the Participant against the Company about anything that occurred before the date of this release. This release includes a release of the Participant's right to file a lawsuit or to seek individual remedies or damages in any EEOC-filed court action, and this release will apply to any charge of discrimination about any events that occurred up to the date of the signing of this release. The only claims and causes of action that the Participant is not waiving, releasing, and discharging are for the Severance Benefit and the other benefits to which the Participant is entitled under the Plan, any vested benefits to which the Participant may be entitled under the Company's plans listed in Annex A hereto, and any claims and causes of action that, as a matter of law, cannot be waived, released, and discharged.

         (b) Advice of Counsel. The Company advises the Participant to consult with an attorney of the Participant's choice before signing this release.

         (c) Sufficient Time to Review Agreement. The Participant has had a sufficient amount of time totaling at least [twenty-one (21) or forty-five (45) days] (the "Review Period") to consider the terms of this release, to discuss all aspects of this release with the Participant's attorney, if the Participant chose to do that and to decide whether to accept it. No change to this release, whether material or immaterial, will initiate a new Review Period.

         (d) Early Submission of Release. The Participant may voluntarily and knowingly sign, but is not required to sign, this release before the end of the Review Period. The Company has made no promises, inducements, representations, or threats to cause the Participant to sign this release before the end of the Review Period. If the Participant voluntarily and knowingly signs this release before the end of the Review Period, the mandatory seven (7) day revocation period set forth below will start on the day after the day on which the Participant signs this release.

         (e) Knowing and Voluntary Acceptance. The Participant has carefully read this release, understands it, and is entering it knowingly and voluntarily, which means no one is forcing or pressuring the Participant to sign it.


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         (f) No Reliance on Any Other Representation. In signing this release, the Participant has not relied upon any representation or statement by the Company, either oral or written, about the subject matter of this release that is not set forth in this release.

         (g) Right to Revoke. The Participant is entitled to revoke this release within seven (7) days after the date on which the Participant signs it. The seven (7) days will start on the day after the day on which the Participant signs this release. This release will not become effective or enforceable unless and until this revocation period has expired without any revocation having occurred. The Company will not pay the Participant the Severance Benefit or provide any other benefits under the Plan unless and until this revocation period has expired without any revocation having occurred. If the Participant revokes this release during the seven (7) day revocation period, the Agreement will not be effective or enforceable, and the Participant will not receive the Severance Benefit or any of the other benefits under the Plan.

         (h) Revocation Procedure. To be effective, any revocation must be in writing, addressed to the Company [address or name], and received on or before the expiration of the seven (7) day revocation period.

         (i) Effect of Failure to Revoke. The Participant understands that by signing this release and by not revoking the release during the seven (7) day revocation period, the Participant agrees to be bound by this release.




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